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                                                                     Exhibit 4.3


                                SECOND AMENDMENT
                                       TO
                         REGISTRATION RIGHTS AGREEMENT


                 This Second Amendment, dated as of December __, 1997 (this "Second Amendment"), by and between HOLLYWOOD THEATER HOLDINGS, INC., a Delaware corporation (the "Company") and THE BEACON GROUP III - FOCUS VALUE FUND, L.P., a Delaware limited partnership ("Beacon"), amends that certain Registration Rights Agreement dated as of October 3, 1996, as amended by the First Amendment to Registration Rights Agreement, dated as of April 25, 1997 (as amended, the "Registration Rights Agreement") by and between the Company and Beacon. Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Registration Rights Agreement.

                 WHEREAS, the Company and Beacon have entered into a Stock Exchange Agreement, dated as of the date hereof, pursuant to which the Company will issue to Beacon 41,026 shares of Series D Convertible Preferred Stock, par value $.01 per share, of the Company in exchange for 41,026 shares of Series C Convertible Preferred Stock, par value $.01 per share, of the Company;

                 WHEREAS, in connection with such issuance and exchange, the Company and Beacon desire to amend the Registration Rights Agreement;

                 NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

                 1. AMENDMENT TO SECTION 1. Section 1 of the Registration Rights Agreement is hereby amended to include the following:

                          "Series B Preferred" means the Series B Convertible
                 Preferred Stock, $.01 par value per share of the Company, provided, that each share of Series C Convertible Preferred Stock, $.01 par value per share of the Company ("Series C Preferred") and each share of Series D Convertible Preferred Stock, $.01 par value per share of the Company ("Series D Preferred") shall for all purposes hereunder be treated as shares of Series B Preferred and, as such, shall be Registrable Securities, and all references herein to Series B Preferred shall be deemed to include Series B Preferred, Series C Preferred and Series D Preferred.
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                 2.       GOVERNING LAW.   THIS SECOND AMENDMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                 3.       NO FURTHER AMENDMENT.    Except as amended hereby,
the Registration Rights Agreement shall remain in full force and effect.

                 4.       COUNTERPARTS.    This Second Amendment may be
executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Registration Rights Agreement on the day and year first above written.

                                    HOLLYWOOD THEATER HOLDINGS, INC.

                                    By: /s/ Robert E. Painter
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                                        Robert E. Painter
                                        Chief Operating Officer


                                    THE BEACON GROUP III  -
                                      FOCUS VALUE FUND, L.P.

                                    By: Beacon Focus Value Investors, L.L.C.
                                    By: Focus Value GP, Inc.

                                    By: /s/ THE BEACON GROUP III - FOCUS
                                        VALUE FUND, L.P.
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                                        Name:
                                        Title: